As filed with the Securities and Exchange Commission on September 25, 2017.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDICAL TRANSCRIPTION BILLING, CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-3832302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mahmud Haq
Chief Executive Officer

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

David S. Song, Esq. Peter B. Katzman, Esq. Mazzeo Song P.C. 444 Madison Avenue, 4th Floor New York, New York 10022 (212) 599-0700	Gregory Sichenzia, Esq. Thomas Rose, Esq. Jay Yamamoto, Esq. Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] No. 333-220493

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-Accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Estimated Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (2)
Series A Preferred Stock, $0.001 par value per share	240,000	$25.00	$1,000,000	(1)	$115.90

(1)	Represents only the additional number of shares being registered. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-220493) (“Prior Registration Statement”).

(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

Explanatory Note and Incorporation of Certain Information by Reference

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Medical Transcription Billing, Corp. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-220493) (“Prior Registration Statement”), which the Commission declared effective on September 25, 2017.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock offered by the Registrant by 40,000 shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Somerset, State of New Jersey on September 25, 2017.

Medical Transcription Billing, Corp.

By:	/s/ Mahmud Haq
Mahmud Haq
Chairman of the Board
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mahmud Haq	Chairman of the Board and Chief Executive Officer	September 25, 2017
Mahmud Haq	(principal executive officer)

/s/ Bill Korn	Chief Financial Officer (principal financial officer)	September 25, 2017
Bill Korn

*	Controller (principal accounting officer)	September 25, 2017
Norman Roth

/s/ Stephen A. Snyder	President and Director	September 25, 2017
Stephen A. Snyder

*	Director	September 25, 2017
Anne Busquet

*	Director	September 25, 2017
Howard L. Clark, Jr.

*	Director	September 25, 2017
John N. Daly

*	Director	September 25, 2017
Cameron Munter

* By:	/s/ Mahmud Haq
Mahmud Haq
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1 *	Opinion of Mazzeo Song P.C.

23.1 *	Consent of Grant Thornton LLP.

23.2 *	Consent of Mazzeo Song P.C. (included in Exhibit 5.1).

23.3 *	Consent of Montgomery Coscia Greilich LLP.

24.1	Power of Attorney for Directors of the Company (filed as Exhibit 24.1 to the Company’s Form S-1 filed on September 15, 2017, and incorporated herein by reference).

* Filed herewith.